UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2014 (September 26, 2014)

HC2 HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35210	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

460 Herndon Parkway, Suite 150

Herndon, VA 20170

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (703) 456-4100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

Appointment of Robert Leffler and Daniel Tseung

On September 26, 2014, the Board of Directors (the “Board”) of HC2 Holdings, Inc. (the “Company”) appointed each of Robert Leffler and Daniel Tseung to the Board, effective September 29, 2014. Messrs. Leffler and Tseung will serve on the Company’s Board until its 2015 Annual Meeting of Stockholders, at which time the Company anticipates that Messrs. Leffler and Tseung will be nominated to serve for an additional term. There was no arrangement or understanding between Messrs. Leffler or Tseung, on the one hand, and the Company or any other person known to the Company, on the other hand, pursuant to which Messrs. Leffler or Tseung were appointed. Messrs. Leffler and Tseung were also simultaneously appointed to the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Board.

Robert V. Leffler, Jr., 68, owns The Leffler Agency, Inc., a full service advertising agency founded in 1984. The firm specializes in the areas of sports/entertainment and media. Headquartered in Baltimore, the agency also has an office in Tampa and operates in 20 US markets. The Leffler Agency also has a subsidiary media buying service, Media Moguls, LLC, which specializes in mass retail media buying. Mr. Leffler served as a director and Chairman of the Compensation Committee of Harbinger Group, Inc. from 2008 to 2013 and a director and Chairman of the Compensation Committee of Zapata, Inc. from 1995 to 2008. Mr. Leffler holds a B.A. in social science/history from Towson University and an M.A. in Urban Studies and Popular Culture History from Morgan State University.

Daniel Tseung, 43, is the Founder & Managing Director of LionRock Capital, a private equity fund headquartered in Hong Kong. Prior to founding Lionrock Capital in 2011, Mr. Tseung served as the Managing Director of Sun Hung Kai Properties Direct Investments Limited, the private equity division of one of Asia’s largest conglomerates whose business interests include real estate, financial services, telecommunications, and infrastructure. Before joining the Sun Hung Kai Properties Group in 2000, Mr. Tseung worked from 1997 to 2000 at GE Equity, the private equity arm of GE Capital, and from 1993 to 1995 at DE Shaw, a major global hedge fund. Mr. Tseung also currently serves as an independent Board Director for Gourmet Master (Taiwan Stock Exchange: 2723), a leading café & bakery in Greater China that operates under the retail brand name “85c”. In addition, Mr. Tseung is a Senior Advisor to Owens Corning (NYSE: OC), a Fortune 500 company & world leader in supplying building materials systems and composite solutions, for which Mr. Tseung served as an independent board member from 2006 until 2010. Mr. Tseung also previously served on the Board of Directors of RCN Corporation (NASDAQ: RCNI), a leading cable, telephone, and data services provider, and served as Chairman of the Compensation Committee. Mr. Tseung was a RCN Board Director from 2004 until the acquisition of RCN for USD$ 1.2 billion in August 2010. Mr. Tseung holds a Bachelor’s degree from Princeton University and a Master’s Degree from Harvard University.

In connection with their appointment to the Board, Messrs. Leffler and Tseung became eligible to receive the cash and equity compensation for non-employee directors as described below.

Director Compensation

On October 1, 2014, the Compensation Committee recommended to the Board for approval, and the Board approved, the following compensation for non-employee directors, including Messrs. Leffler and Tseung, which amends in certain respects the Company’s pre-existing policy as described in the Company’s Definitive Proxy Statement (File No. 001-35210) under the caption “Board of Directors—Compensation of Directors” filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2014.

Annual Cash Compensation. Beginning with the third quarter of 2014, the Company will pay non-employee directors the following fees on a quarterly basis in arrears: (i) $45,000 annual fee for each non-employee director; (ii) $15,000 annual retainer for the Chair of the Audit Committee; (iii) $10,000 annual retainer for the Chair of the Compensation Committee; (iv) $7,500 annual retainer for the Chair of the Nominating and Governance Committee; (v) $10,000 annual retainer for each member of the Audit Committee; (vi) $8,000 annual retainer for each member of the Compensation Committee; and (vii) $6,000 annual retainer for each member of the Nominating and Governance Committee. Such amounts are prorated for non-employee directors who are elected or appointed during the year.

Stock-Based Compensation. Commencing with the 2014 Annual Meeting, unless otherwise provided by the Compensation Committee, immediately following each Annual Meeting of Stockholders during the term of the HC2 Holdings, Inc. 2014 Omnibus Equity Award Plan and for so long as equity is available to issue under such plan, each non-employee director will be granted an award of restricted stock (“Restricted Stock”) with a fair market value of $60,000 on the date of grant. Each Restricted Stock award will vest in three equal installments on the grant date and each of the first and second anniversaries of the grant date (subject to continued service with the Company through each applicable vesting date). All other terms and conditions of the grants will be established by the Compensation Committee and set forth in the non-employee director’s award agreement.

If a non-employee director is first appointed to the Board by the Board, and not at an Annual Meeting of Stockholders, the Compensation Committee shall grant the newly appointed director, as of the date of appointment, a pro rata annual director award for the estimated service period until the next Annual Meeting of Stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HC2 Holdings, Inc.
(Registrant)

Date: October 2, 2014	By:	/s/ Andrea L. Mancuso
	Name:	Andrea L. Mancuso
	Title:	Acting General Counsel and Corporate Secretary